Exhibit 99.1

                          Press Release

SYNTONY GROUP, INC. ANNOUNCES EXECUTION OF MERGER AGREEMENT WITH BIOTECHCURES, INC.

Salt Lake City, Utah   January 4, 2006   Syntony Group, Inc., a Utah
corporation ("Syntony" or the "Company") (OTCBB: STOY), announced the execution of an Agreement and Plan of Merger to acquire BioTechCures, Inc., a Nevada corporation ("BioTechCures"), in exchange for shares of Syntony common stock that are comprised of "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission. The closing of the merger is subject to Syntony raising not less than $1,500,000 in cash or credits by January 16, 2006. The merger will be effected with a newly formed wholly-owned subsidiary of Syntony, and BioTechCures will be the surviving corporation and will become a wholly-owned subsidiary of the Company on closing.

The Company currently has no business operations.

BioTechCures is a recently formed Nevada corporation that has an Exclusive License Agreement with The Regents of the University of Colorado that is a worldwide license to use certain Intellectual Property covered by U.S. Provisional Patent Application 60/497,703 (the "Technology"). The Patent Application, titled "Inhibitors of Serine Protease Activity and Their Use in Methods and Compositions for Treatment of Bacterial Infections," relates to several discoveries in the field of protease inhibition. The License Agreement requires BioTechCures to fund the research and development of the Intellectual Property in an amount of not less than $973,000 by January 16, 2006, or the License Agreement may be terminated, unless this funding date is extended by the University of Colorado. No assurance can be given that the funding will be timely received or that if it is not, that the University of Colorado will extend this required funding date.

Closing of the Merger Agreement is subject to certain other requirements, and there is no assurance this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

***
This Press Release contains statements and information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including risks and uncertainties associated with the possibility that the merger may not close, the realization of anticipated benefits of the transaction, general economic conditions, the combined company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, higher than anticipated expenses the combined company may incur in future quarters, and the combined company's working capital deficit and its ability to continue as a going concern.


Contact:  Michael Vardakis
          605 South State Street
          Salt Lake City, Utah 84111
          Telephone:  (801) 550-5800